Exhibit 99.1

Tao Minerals Ltd.
80 S.Court St.
Thunder Bay, Ontario P7B 2X4

News Release

Thunder Bay, Ontario, February 1, 2006. /Market Wire/. Tao Minerals Ltd. (the “Company”), (OTCBB: TAOM) today wishes to announce that, further to the news release disseminated on January 19, 2005, it has executed a Letter of Intent with Primecap Resources Inc., of Las Vegas, Nevada, (Primecap) and Nueva California S. A., of Medellin, Colombia, (Nueva California) (the parties to the letter of intent) concerning the acquisition of 100% interest in the Risaldo La Golondrina D14-082 mineral property located in Narino, Colombia (the “Property”).

Primecap has been granted 100% interest in the Property, from Nueva California, pursuant to the terms and conditions of an option agreement dated August 24, 2004.

Primecap agrees to assign, to the Company, its interest in the Property pursuant to the execution of a formal agreement between the parties, to be completed prior to March 15, 2006, for the following consideration:

a.	Payment of CDN$150,000, payable on or before March 15, 2006 and upon execution of the formal agreement between the parties and
b.

The issuance of 2,500,000 common shares in the capital stock of the Company, subject to applicable trading restrictions, to Nueva California which will be issued either contemporaneous with the payment of CDN$150,000 or within 14 days of the execution of a Definitive Agreement, whichever is the earlier.

The letter of intent provides the framework within which the parties can undertake the due diligence necessary to complete the transaction and allows the Company the necessary time to secure the required funding to meet its financial conditions.

About the Golondrina Gold-Silver Project

The Golondrina Gold-Silver Project is located in the Municipality of Los Andes Sotomayor, Department of Narinõ, in the southwest part of the state of Colombia, South America. The property is underlain by Dagua Group fine-grained layered qaurtzites (siliceous clastic sediments) of Cretaceous age. These contain minor basalt flows and diabase dikes of the same age. Intruded into these sediments is a small (2 km X 0.5 km) biotite-hornblende tonalite body of Tertiary age. It is associated with the larger Vergel Stock, which is found 7 kilometres to the NW. The intrusion has a 100 m wide hornfelsed contact aureole against the sediments.

Mineralization on the Golondrina Project is confined to milky white quartz veins which contain disseminated sulpides. These sulphides include pyrite, chalcopyrite (copper) and galena (lead). Vein widths range between 5 and 50 cm.

Historically individual veins have been mined for their high-grade precious metals, which have ranged up to 100 g/tonne gold. This has been done by selecting small amounts of probable gold enrichment.

In view of the contemplated closing of the formal agreement to purchase 100% interest in the Property, and in view of the additional time required to overview the Company’s mineral exploration activities, today the Company also wishes to announce the appointment, of Mr. Jim Sikora, to its board of directors. As a board member, Mr. Sikora’s full time duties will be the management and supervision of the mineral exploration and development programs to be carried out on the company’s mineral claims. Mr. Sikora is also a director, officer and principal shareholder of Nueva California and Primecap, both parties to the letter of intent referred to in this news release.

Over a four-year career, Mr. Sikora supervised drill floor operations on locations throughout Canada and the United States in the high Arctic and offshore Newfoundland and Nova Scotia. Mr. Sikora completed offshore safety, offshore survival and oilfield firefighting courses.

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Mr. Sikora became Hydril Canadian tubular sales and service manager from 1985 to 1987 and completed an extensive in-house sales and management training program at Hydril Technology Center Houston. In 1987, upon completion of the Canadian securities course Mr. Sikora joined the equities brokerage business with McNeil Mantha. Mr. Sikora joined Nesbitt Thompson’s Edmonton office shortly thereafter, and over the following three years Mr. Sikora became a licensed commodities broker and options broker in addition to providing equities trading for his client base.

In 1990, Mr. Sikora left the brokerage industry to pursue a career in public company finance and consulting. Over 15 years, Mr. Sikora has worked with numerous public companies, providing financing from US, Canadian and European sources in addition to guiding management decision-making on mining projects all over the world.

In 2004 Mr. Sikora became president of Primecap Resources Inc. a private company seeking exploration projects in Colombia.

Regrettably, the Company advises that it has accepted the resignation of Mr. James Plexman from his position of director and officer. His decision to resign was for personal reasons and age consideration.

About Tao Minerals Ltd.

Tao Minerals Ltd. was recently listed for trading on the OTC BB and its primary objectives are to be active in the mineral exploration industry. In order to increase shareholders’ equity value the Company plans to identify, acquire and explore additional mineral properties of merit with a view to eventually discovering mineral deposits economically feasible for exploitation.

Safe harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Tao Minerals Ltd. has little or no control.

ON BEHALF OF THE BOARD

S. “Don Axent”
Don Axent (President)

Contact:
Telephone: (807) 344 2644
Facsimile: (807) 344 2412